UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported):  April 9, 2015

AMERICAN REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15663	75-2847135
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01.  Other Events

On April 9, 2015, the holder of 460,638 shares of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) of American Realty Investors, Inc. (the “Issuer” or the “Company” or “ARL”) surrendered 460,638 shares for conversion into Common Stock. Under the Articles of Incorporation, the “Conversion Date” was the date of surrender and the calculated “Conversion Price” was 90% of the simple average of the daily closing price of the Common Stock for the twenty Trading Days immediately prior to the date of conversion on the New York Stock Exchange (“NYSE”), which yielded an average closing price, resulting in a Conversion Price of $4.62 per share. As of the Conversion Date, the 460,638 shares of Series A Preferred Stock of ARL also had accumulated dividends, which yielded additional accrued dividends to be added to the aggregate liquidation value, which, when divided by the Conversion Price, yielded a base amount, which was rounded up to 1,486,741 shares of Common Stock issued upon conversion to such holder. The issuance of 1,486,741 shares of Common Stock, effective April 9, 2015, increased the number of issued and outstanding shares of Common Stock from 14,027,619 shares to 15,514,360 shares of Common Stock. No significant effect occurred with respect to the balance sheet of ARL except that certain dividends payable were eliminated as a liability by crediting the same amount to stockholders’ equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 13, 2015	AMERICAN REALTY INVESTORS, INC. By: /s/ Gene S. Bertcher Gene S. Bertcher, Executive Vice President and Chief Financial Officer